    SCHWARTZ & FREEMAN                                          EXHIBIT 5.1
    LAW OFFICES



    401 N. Michigan Ave.
    Suite 1900
    Chicago, Illinois 60611-4206
    (312) 222-0800

    June 17, 1996

    Empire of Carolina, Inc.
    5150 Linton Boulevard
    Delray Beach, Florida 33433

    Gentlemen:

    We have been engaged as counsel to Empire of Carolina, Inc. (the "Company") in connection with its registration statement on Form S-1 (the "Registration Statement"), of an aggregate of 4,198,234 shares of common stock, $0.10 par value (the "Common Stock"), of which a maximum of 1,797,595 shares are proposed to be sold by the Company, 444,000 are covered by exercisable options and warrants and the remaining 1,956,639 shares are now issued and outstanding.

    We have examined the Certificate of Incorporation of the Company and all amendments thereto to date; the By-Laws of the Company as presently in effect; the minutes of meetings of directors of the Company relating to the issuance of the shares of Common Stock; and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.

    Based on the foregoing examination and assumptions, it is our opinion that the 1,956,639 shares of Common Stock covered by the Registration Statement which are now issued and outstanding have been duly and validly issued, and are fully paid and non-assessable, the 444,000 shares included in the Registration Statement which are now subject to exercisable options and warrants will be, upon exercise of such options and warrants in accordance with their terms, including the receipt by the Company of the option or warrant exercise price, as the case may be, all as provided in the Registration Statement, will be, duly and validly issued, fully paid and non-assessable, and upon receipt by the Company of the net proceeds from the sale by the Company of the 1,797,595 shares as provided in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.


    We understand that you may file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We consent to that filing and to the use of our firm name in the Registration Statement.

    Very truly yours,

    SCHWARTZ & FREEMAN

    Stephen E. Goodman

    SEG:bg